Exhibit 3.2

Trinseo Materials Operating S.C.A.

Société en commandite par action

Siège social: 4, rue Lou Hemmer, L - 1748 Luxembourg-Findel

(anc. 9A, rue Gabriel Lippmann, L-5365 Munsbach)

R.C.S. Luxembourg: B 153.586

constitution

03.06.2010 Maitre Carlo WERSANDT, notaire de résidence à Luxembourg agissant en remplacement de Maître Henri HELLINCKX, notaire de résidence a Luxembourg	C 1477 du 19.07.2010

dernière modification

1.8.2013 Maître Marc LOESCH, notaire de résidence a Mondorf-les-Bains	en cours de publication

STATUTS COORDONNES

I. Name - Registered office - Object - Duration

Art. 1. Name. The name of the company is “Trinseo Materials Operating S.C.A.” (the Company). The Company is a corporate partnership limited by shares (société en commandite par actions) governed by the law of August 10, 1915, on commercial companies, as amended (the Law), as well as by these articles of association (the Articles).

The Company is formed between (i) Trinseo Materials S.à r.l., subscriber of the management shares as general partner (the GP Shareholder) and (ii) the subscribers of ordinary shares as limited partners, as well as all those other persons or entities who or which may become owners of ordinary shares issued by the Company (the Limited Shareholders). The Limited Shareholders and the GP Shareholder are hereafter collectively referred to as the Shareholders.

Art. 2. Registered office.

2.1 The Company’s registered office is established in municipality of Niederanven, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the GP Shareholder. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by a resolution of the general meeting of the shareholders acting in accordance with the conditions prescribed for the amendment to the Articles.

2.2 Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the GP Shareholder. Where the GP Shareholder determines that extraordinary political or military developments or events have occurred or

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are imminent as determined in its sole discretion and that these developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, remains a Luxembourg incorporated company.

Art. 3. Corporate object.

3.1. The object of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the administration, management, control and development of such participations. The Company may in particular acquire by way of subscription, purchase, exchange or in any other manner any stock, shares and/or other participation securities, bonds, debentures, certificates of deposit and/or other debt instruments and more generally any securities and/or financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further make direct or indirect real estate investments and invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

3.2. The Company may borrow in any form whatsoever. It may issue notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies and the Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person, in each case to the extent those activities are not considered as regulated activities of the financial sector.

3.3. The Company may generally employ any techniques and instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

3.4. The Company may generally carry out any operations and transactions, which directly or indirectly favour or relate to its object.

Art. 4. Duration.

4.1 The Company is formed for an unlimited duration.

4.2 The Company may be dissolved, at any time, by a resolution of the general meeting of the shareholders of the Company acting in accordance with the conditions prescribed for the amendment of the Articles.

4.3 The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several shareholders. In case of death, incapacity or inability of the GP Shareholder, article 112 of the Law shall apply.

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4.4 More specifically in the event of death as well as in the case of legal incapacity, liquidation or other permanent situation preventing the GP Shareholder from acting as manager of the Company, the Company shall not be immediately dissolved and liquidated, provided that the Limited Shareholders appoint an administrator, who need not be a shareholder, to adopt urgent measures and those of ordinary administration until a general meeting of Shareholders is held, which such administrator shall convene within fifteen (15) days of his appointment. At such general meeting, the shareholders may appoint, in accordance with the quorum and majority requirements for amendment to the Articles, a successor general partner. Failing such appointment, the Company shall be dissolved and liquidated.

II. Capital - Shares

Art. 5. Capital.

5.1 The Company’s corporate capital is set at twenty-three million seven hundred six thousand four hundred thirty-six United States Dollars and fifty-six cents (USD 23,706,436.56) represented by one thousand five hundred twenty-eight (1,528) management shares (actions de commandite) with a nominal value of one cent (USD 0.01) (the Management Share(s)) and two billion three hundred seventy million six hundred forty-two thousand one hundred twenty-eight (2,370,642,128) ordinary shares (actions de commanditaire) with a nominal value of one Cent (USD 0.01) each) (the Ordinary Shares), all subscribed and fully paid-up.

The Ordinary Shares and the Management Share(s) are collectively hereinafter referred to as the Shares, and individually, as a Share.

5.2 The share capital of the Company may be increased or reduced by resolution of the general meeting of the Shareholders of the Company acting in accordance with the conditions prescribed for the amendment to the Articles.

Art. 6. Shares.

6.1 The Shares are and shall remain in registered form (actions nominatives).

6.2 The Ordinary Shares

(a) All Ordinary Shares shall have the rights and obligations granted to them in accordance with the Articles and shall be identical in all respects.

(b) Each Ordinary Share is entitled to one vote at the general meetings of shareholders.

6.3 The Management Shares

(a) All Management Shares shall have the rights and obligations granted to them in accordance with the Articles and shall be identical in all respects.

(b) Each Management Share is entitled to one vote at the general meetings of shareholders.

6.4 A register of shares shall be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each shareholder which so requests.

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6.5 Shares shall be transferred by a written declaration of transfer registered in the register of shares, such declaration of transfer to be executed by the transferor and the transferee or by persons holding suitable powers of attorney. The Company may also accept as evidence of transfer other instruments of transfer satisfactory to the Company.

6.6 Any distribution made on Shares, whether in cash or in kind, in the form (including without limitation) as dividends, liquidation proceeds, redemption proceeds or otherwise, shall be paid and distributed to the Shareholders out of the sums available for distribution in accordance with the Law.

6.7. Towards the Company, the Shares are indivisible and the Company recognises only one owner per share. Joint co-owners shall appoint one sole person as their representative towards the Company.

6.8. The Company may redeem its own Shares within the limits set forth by the Law and the Articles.

Art. 7. Liability of the Shareholders.

7.1 The GP Shareholder is jointly and severally liable for all liabilities of the Company to the extent that they cannot be paid out of the assets of the Company.

7.2 The Limited Shareholders are liable up to the amount of the capital committed by them to the Company on subscribing the Shares.

III. Management - Representation

Art. 8. Management of the Company.

8.1 The Company shall be managed by the GP Shareholder.

8.2 All powers not expressly reserved by the Law or the present Articles to the Shareholders fall within the competence of the GP Shareholder, which shall have all powers to carry out and approve all acts and operations consistent with the Company’s object.

8.3 Special and limited powers may be delegated for determined matters to one or more agents, whether or not Shareholders, by the GP Shareholder.

8.4 The GP Shareholder is authorised to delegate the day-to-day management of the Company and the power to represent the Company in respect thereto to one or more officers, or other agents, whether or not Shareholders, acting individually or jointly.

8.5 The Company shall be bound towards third parties by the signature of the GP Shareholder or by the joint or single signature of any person(s) to whom such signatory power has been validly delegated and within the limits of such power.

8.6 No contract or other transaction between the Company and any other company or person shall be affected or invalidated by the fact that the GP Shareholder or any officer of the Company is interested in the transaction, or is a director, associate, officer or employee of such other company or person.

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Art. 9. Liability.

9.1. To the extent permissible under Luxembourg law, the GP Shareholder and other officers of the Company, as well as those persons to whom such signatory powers have been validly delegated in accordance with articles 8.3 and 8.4 of these Articles, shall be indemnified out of the assets of the Company against all costs, charges, losses, damages and expenses incurred or sustained by them in connection with any actions, claims, suits or proceedings to which they may be made a party by reason of being or having been managers, officers or delegates of the Company, by reason of any transaction carried out by the Company, any contract entered into or any action performed, concurred in, or omitted, in connection with the execution of their duties, save for liabilities and expenses arising from their gross negligence or wilful default, in each case without prejudice to any other rights to which such persons may be entitled.

IV. General meetings of shareholders

Art. 10. Powers and Voting rights.

10.1 The general meeting of Shareholders validly constituted represents all the Shareholders of the Company.

10.2 Resolutions of the Shareholders shall be adopted at general meetings (the General Meetings) of the Shareholders in accordance with the Law and these Articles.

Art. 11. Notices, Quorum, Majority and Voting proceedings.

11.1 General Meetings shall be convened by the GP Shareholder by a notice setting forth the agenda and sent by registered mail at least eight (8) days prior to the meeting to each Shareholder at the Shareholder’s address recorded in the register of shares.

11.2 General Meetings shall be held at such place and time as may be specified in the convening notices of the meetings.

11.3 The meeting may be held without prior notice if all the Shareholders of the Company are present or represented at a General Meeting, and consider themselves as duly convened and informed of the agenda of the meeting.

11.4 A Shareholder may act at any General Meeting by appointing another person (who needs not be a Shareholder) as his proxyholder in writing, using any means of written communication including telegram, telex, facsimile or e-mail.

11.5 Each Shareholder may also participate in any General Meeting by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to identify, hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person to such meeting.

11.6 Each Shareholder may also vote by way of voting forms provided by the Company. These voting forms contain the date and place of the meeting, the agenda of the meeting, the text of the proposed resolutions as well as for each proposed resolution, three boxes allowing to vote in favour, against or abstain from voting on the proposed resolution. The voting forms must be sent by the Shareholders by mail, telegram, telex, facsimile or e-mail to the registered office of the Company. The Company shall only accept the voting forms which are received

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prior to the time of the meeting specified in the convening notice. Voting forms which show neither a vote (in favour or against the proposed resolutions) nor an abstention shall be null and void.

11.7 Except as otherwise required by the Law or these Articles, resolutions at a General Meeting duly convened shall be passed by a simple majority of those Shareholders present or represented, regardless of the number of Shareholders present or represented and the proportion of the share capital present or represented at such meeting.

11.8 An extraordinary General Meeting (such a meeting, an Extraordinary General Meeting) convened to amend any provisions of the Articles shall not validly deliberate unless at least one-half of the capital is represented and the agenda indicates the proposed amendments to the Articles. If this quorum is not reached, a second meeting shall be convened, in the manner prescribed by the Articles and the Law. The second meeting shall validly deliberate regardless of the proportion of the capital represented. At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast.

V. Supervision - Annual accounts - Allocation of profits

Art. 12. Accounting year and Annual general meeting.

12.1 The accounting year of the Company shall begin on the first of January and end on the thirty-first of December.

12.2 Each year, with reference to the end of the Company’s year, the GP Shareholder must prepare the balance sheet and the profit and loss account of the Company as well as an inventory including an indication of the value of the Company’s assets and liabilities, with an annex summarising all the Company’s commitments and the debts of the officers, directors, members of the supervisory board (if any) and statutory auditors of the Company.

12.3 The annual General Meeting shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in the municipality of the registered office as may be specified in the convening notice of meeting, on the third Monday of June of each year at 10.00 a.m. If such day is not a business day for banks in Luxembourg, the annual general meeting shall be held on the next following business day.

12.4 The annual General Meeting may be held abroad if, in the absolute and final judgement of the GP Shareholder, exceptional circumstances as stated into Article 2.2 of the Articles so require.

Art. 13. Allocation of profits.

13.1 From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the capital of the Company as stated or as increased or reduced from time to time as provided in article 5 of these Articles.

13.2 The General Meeting shall determine how the remainder of the annual net profits shall be disposed of and it may decide to pay dividends from time to time, as in its discretion it believes will best suit the corporate purpose and policy.

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13.3 Dividends, when payable, shall be distributed at the time and place determined by the GP Shareholder, in accordance with the decision of the General Meeting. The dividends may be paid in euro or any other currency selected by the GP Shareholder.

13.4 Interim dividends may be distributed, at any time, under the following conditions:

(i) interim accounts are drawn up by the GP Shareholder;

(ii) these interim accounts show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by carried forward profits and distributable reserves and decreased by carried forward losses and sums to be allocated to the legal or a statutory reserve;

(iii) the decision to distribute interim dividends is taken by the GP Shareholder, within two (2) months from the date of the interim accounts; and

VI. Dissolution - Liquidation

14.1 In the event of dissolution of the Company, the liquidation shall be carried out by one or several liquidators, who do not need to be Shareholders, appointed by a resolution of the General Meeting which shall determine their powers and remuneration. Unless otherwise provided for in the resolution of the General Meeting or by Law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.

14.2 The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the Shareholders in proportion to the Shares held by each Shareholder in the Company.

VII. General provision

15.1. Notices and communications are made or waived and circular resolutions are evidenced in writing, by telegram, telefax, e-mail or any other means of electronic communication.

15.2. Powers of attorney are granted by any of the means described above.

15.3. Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements to be deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference are affixed on one original or on several counterparts of the same document, all of which taken together, constitute one and the same document.

15.4. All matters not expressly governed by the Articles shall be determined in accordance with the law and, subject to any non waivable provisions of the law, any agreement entered into by the shareholders from time to time.

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Suit la version française du texte qui précède:

I. Dénomination - Siège social - Objet - Durée

Art. 1 er. Dénomination. Le nom de la société est «Trinseo Materials Operating S.C.A.» (la Société). La Société est une société en commandite par actions régie par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (la Loi) et par les présents statuts (les Statuts).

La Société est formée entre (i) Trinseo Materials S.à r.l., souscripteur des commandité en qualité d’actionnaire commandité (l’Actionnaire Commandité), et (ii) les souscripteurs d’actions ordinaires en qualité d’actionnaires commanditaires et toute personne ou entité qui peuvent devenir propriétaires d’actions ordinaires émises par la Société (les Actionnaires Commanditaires). L’Actionnaire Commandité et les Actionnaires Commanditaires sont ensemble dénommés ci-dessous les Actionnaires).

Art. 2. Siège social.

2.1 Le siège social de la Société est établi dans la commune de Niederanven, Grand-Duché de Luxembourg. Il peut être transféré dans les limites de la commune de Luxembourg par décision de l’Actionnaire Commandité. Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par résolution de l’assemblée générale des actionnaires délibérant comme en matière de modification des Statuts.

2.2. Des succursales, filiales ou autres bureaux peuvent être établis tant au Grand-Duché de Luxembourg qu’à l’étranger par décision de l’Actionnaire Commandité. Lorsque l’Actionnaire Commandité estime que des événements extraordinaires d’ordre politique ou militaire de nature à compromettre l’activité normale de la Société à son siège social ou la communication de ce siège avec l’étranger se sont produits ou sont imminents, le siège social pourra être transféré provisoirement à l’étranger jusqu’à cessation complète de ces circonstances anormales. Cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société, qui, malgré ce transfert provisoire, restera luxembourgeoise.

Art. 3. Objet social.

3.1. L’objet de la Société est la prise de participations, tant au Luxembourg qu’à l’étranger, dans toutes sociétés ou entreprises sous quelque forme que ce soit, et l’administration, la gestion, le contrôle et le développement de ces participations. La Société pourra en particulier acquérir par souscription, achat, échange ou de toute autre manière tous titres, Actions et/ou autres valeurs de participation, obligations, créances, certificats de dépôt et/ou autres instruments de dette, et, en général toutes valeurs ou instruments financiers émis par toute entité publique ou privée. Elle pourra participer à la création, au développement, à la gestion et au contrôle de toute société ou entreprise. Elle pourra en outre effectuer directement ou indirectement des investissements immobiliers et investir dans l’acquisition et gérer un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

3.2. La Société pourra emprunter sous quelque forme que ce soit. Elle peut procéder à l’émission de billet à ordre, obligations et emprunts obligataires et d’autres titres représentatifs d’emprunts et/ou de participation. La Société pourra prêter des fonds, en ce compris, sans limitation, ceux résultant des emprunts et/ou des émissions d’obligations ou valeurs de participation, à ses filiales, sociétés affiliées et/ou à toutes autres sociétés et la Société peut également consentir des garanties et nantir, céder, grever de charges ou autrement créer et accorder des sûretés portant sur toute ou partie de ses avoirs afin de garantir ses propres obligations et engagements et/ou obligations et engagements de toutes autres sociétés et, de

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manière générale, en sa faveur et/ou en faveur de toutes autres sociétés ou personnes, dans chaque cas, pour autant que ces activités ne constituent pas des activités réglementées du secteur financier.

3.3. La Société peut, d’une manière générale, employer toutes techniques et instruments liés à ses investissements en vue de leur gestion efficace, en ce compris des techniques et instruments destinés à la protéger contre les risques de crédit, fluctuations monétaires, fluctuations de taux d’intérêt et autres risques.

3.4. La Société peut d’une façon générale effectuer toutes les opérations et transactions qui favorisent directement ou indirectement ou se rapportent à son objet.

4. Durée.

4.1. La Société est constituée pour une durée illimitée.

4.2. La Société peut être dissoute à tout moment, par une résolution des Actionnaires de la Société délibérant de la manière requise pour la modification des Statuts.

4.3. La Société ne sera pas dissoute par suite du décès, de l’interdiction, de l’incapacité, de l’insolvabilité, de la faillite ou de tout autre événement similaire affectant un ou plusieurs associés. En cas de décès, d’incapacité ou d’empêchement de l’Actionnaire Commandité, l’article 112 de la Loi s’appliquera.

4.4. Plus précisément en cas de décès, et en cas d’une incapacité, une liquidation ou toute autre situation empêchant de manière permanente à l’Actionnaire Commandité d’agir en tant que gérant de la Société, la Société ne sera pas immédiatement dissoute et liquidée, sous réserve que les Actionnaires Commanditaires nomment un administrateur, qui n’est pas forcément un actionnaire, pour adopter toute mesure urgente et les actes ordinaires d’administration jusqu’à ce qu’une assemblée générale des actionnaires se tiennent, laquelle est convoquée par l’administrateur dans les quinze (15) jours de sa nomination. Lors de cette assemblée générale, les actionnaires pourront nommer, conformément aux règles de quorum et de majorité prévues pour la modification des Statuts, un nouvel actionnaire commandité. A défaut de cette nomination, la Société sera dissoute et liquidée.

II. Capital social - Actions

Art. 5. Capital.

5.1. Le capital social est fixé à vingt-trois millions sept cent six mille quatre cent trente-six dollars américains et cinquante-six cents (USD 23.706.436,56) représenté par mille cinq cent vingt-huit (1.528) actions de commandité ayant une valeur nominale d’un cent (USD 0,01) chacune et deux milliards trois cent soixante-dix millions six cent quarante-deux mille cent vingt-huit (2,370,642,128) actions de commanditaire ayant une valeur nominale d’un cent (USD 0,01) chacune toutes souscrites et entièrement libérées.

Les Actions Ordinaires et l’Action ou les Actions de Commandité sont collectivement désignées les Actions et individuellement une Action.

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5.2 Le capital social de la Société peut être augmenté ou réduit par une résolution de l’assemblée générale des Actionnaires de la Société conformément aux règles relatives à la modification des Statuts.

Art. 6. Actions.

6.1 Les Actions sont et resteront sous forme nominative.

6.2 Les Actions Ordinaires.

(a) Toutes les Actions Ordinaires auront les droits et obligations qui leur seront accordés en vertu des Statuts et seront identiques à tous les égards.

(b) Chaque Action Ordinaire donne droit à une voix aux assemblées générales des actionnaires.

6.3 Les Actions de Commandité.

(a) Toutes les Actions de Commandité auront les droits et obligations qui leur seront accordés en vertu des Statuts et seront identiques à tous les égards.

(b) Chaque Action de Commandité donne droit à une voix aux assemblées générales des Actionnaires.

6.4 Un registre des actions sera tenu au siège social de la Société conformément aux dispositions de la Loi, et il peut être consulté par chaque actionnaire qui en fait la demande.

6.5 Les actions seront cédées par une déclaration écrite de cession inscrite dans le registre des actions, qui sera exécutée par le cédant et le cessionnaire ou par leur mandataire respectif. La Société peut aussi accepter d’autres instruments de cession qu’elle jugera satisfaisants comme preuve de cession.

6.6 Toute distribution versée sur les Actions, soit en numéraire ou en nature, sous toutes les formes (en ce compris sans limitation) dividende, boni de liquidation, produits de rachat ou autre, sera payée et distribuée aux Actionnaires en prélevant sur les sommes disponibles à la distribution conformément la Loi.

6.7 Envers la Société, les Actions sont indivisibles, et la Société ne reconnaîtra qu’un seul propriétaire par Action. Les copropriétaires indivis désigneront une seule personne qui les représentera auprès de la Société.

6.8 La Société peut racheter ses propres Actions dans les limites fixées par la Loi et les Statuts.

Art. 7. Responsabilité des Actionnaires.

7.1 L’Actionnaire Commandité est solidairement responsable des dettes de la Société dans la mesure où elles ne peuvent pas être couvertes par les actifs de la Société.

7.2 Les Actionnaires Commanditaires sont responsables à hauteur du montant du capital qu’ils ont engagé dans la Société en souscrivant les Actions.

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III. Gestion - Représentation

Art. 8. Gestion de la Société.

8.1 La Société est administrée par l’Actionnaire Commandité.

8.2 Tous les pouvoirs non expressément réservés par la Loi ou les présents Statuts aux Actionnaires seront de la compétence de l’Actionnaire Commandité qui aura tous les pouvoirs pour effectuer et approuver tous actes et opérations conformes à l’objet social de la Société.

8.3 Des pouvoirs spéciaux et limités pour des tâches spécifiques peuvent être délégués à un ou plusieurs agents, Actionnaires ou non, par l’Actionnaire Commandité.

8.4 L’Actionnaire Commandité est autorisé à déléguer la gestion journalière de la Société et le pouvoir de représenter la Société dans le cadre de cette gestion journalière à un ou plusieurs fondés de pouvoir ou autres agents, Actionnaires ou non, agissant individuellement ou conjointement.

8.5 La Société sera engagée vis-à-vis des tiers par la signature de l’Actionnaire Commandité ou par la signature individuelle ou conjointe de toute(s) personne(s) à qui un tel pouvoir de signature a été valablement délégué et dans les limites de ce pouvoir.

8.6 Aucun contrat ou autre transaction entre la Société et toute autre société ou personne ne sera affecté ou invalidé par le fait que l’Actionnaire Commandité ou autres fondés de pouvoir de la Société a un intérêt dans la transaction, ou est un directeur, Actionnaire, agent ou employé de cette autre société ou personne.

Art. 9. Responsabilité.

9.1 Dans la mesure permise par le droit luxembourgeois, l’Actionnaire Commandité et les autres fondés de pouvoir de la Société, ainsi que les personnes à qui des pouvoirs de signature ont été valablement délégués conformément aux articles 8.3 et 8.4 des présents Statuts, seront indemnisés par prélèvement sur les actifs de la Société contre tous les coûts, frais, pertes, dommages et dépenses encourus ou supportés par eux en relation avec toutes actions, plaintes, procès ou procédures auxquels ils peuvent être partie en raison de leur statut actuel ou passé de gérants, fondés de pouvoir ou délégués de la Société, en raison de toute transaction effectuée par la Société, tout contrat conclu ou action accomplie, ou omise ou dans laquelle ils ont participé, en relation avec l’exécution de leurs obligations, à l’exception des dommages et dépenses dues à leur faute lourde ou manquement dolosif, dans chaque cas, sans préjudice de tous les autres droits dont peuvent jouir ces personnes.

IV. Assemblées générales des actionnaires

Art. 10. Pouvoirs et Droits de vote.

10.1 L’assemblée générale des Actionnaires régulièrement constituée représente l’organe entier des Actionnaires de la Société.

10.2 Les résolutions des Actionnaires sont adoptées en assemblées générales (les Assemblées Générales) conformément à la Loi et aux Statuts.

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Art. 11. Convocation, Quorum, Majorité et Procédure de vote.

11.1 Les Assemblées Générales sont convoquées par l’Actionnaire Commandité par une convocation fixant l’ordre du jour et envoyée par lettre recommandé au moins huit (8) jours avant l’assemblée à chaque Actionnaire à l’adresse de l’Actionnaire mentionnée dans le registre des actions.

11.2 Les Assemblées Générales seront tenues aux lieu et heure précisés dans les convocations respectives des assemblées.

11.3 Si tous les Actionnaires de la Société sont présents ou représentés à l’assemblée des Actionnaires de la Société et se considèrent eux-mêmes comme dûment convoqués et informés de l’ordre du jour de l’assemblée, l’assemblée pourra se tenir sans convocation préalable.

11.4 Un Actionnaire peut prendre part aux Assemblées Générales en désignant une autre personne comme mandataire (qui n’a pas besoin d’être un Actionnaire) par écrit, soit en original, soit par télégramme, télex, facsimile ou courrier électronique.

11.5 Chaque Actionnaire peut également participer à toute Assemblée Générale par conférence téléphonique ou vidéoconférence ou par tout autre moyen de communication similaire, permettant à toutes les personnes participant à l’assemblée de s’identifier, s’entendre et se parler. La participation à une assemblée par ces moyens équivaut à une participation en personne à ladite assemblée.

11.6 Chaque Actionnaire peut également voter grâce aux formulaires de vote fournis par la Société. Les formulaires de vote contiennent la date et le lieu de l’assemblée, l’ordre du jour de l’assemblée, le texte des résolutions proposées ainsi que pour chaque résolution proposée, trois cases permettant aux Actionnaires de voter en faveur, contre ou de s’abstenir de voter s’agissant de la résolution proposée. Les formulaires de vote doivent être envoyés par les Actionnaires par courrier, télégramme, télex, facsimile ou courrier électronique au siège social de la Société. La Société n’acceptera que les formulaires de vote reçus avant la date de l’assemblée précisée dans la convocation. Les formulaires de vote qui ne contiennent ni un vote (en faveur ou contre les résolutions proposées) ni une abstention seront nuls.

11.7 Sauf dispositions contraires prévues par la Loi ou les Statuts, les résolutions à une Assemblée Générale dûment convoquée seront adoptées à la majorité simple des Actionnaires présents ou représentés et votants, sans tenir compte de la proportion du capital social représenté à cette assemblée.

11.8 Une Assemblée Générale extraordinaire (une Assemblée Générale Extraordinaire) convoquée pour modifier les Statuts ne pourra valablement délibérer que si la moitié au moins du capital social est représentée et que l’ordre du jour indique les modifications statutaires proposées. Si ce quorum n’est pas atteint, une seconde assemblée sera convoquée dans les formes statutaires et de la Loi. La seconde assemblée délibérera valablement quelle que soit la proportion du capital représentée. Dans les deux assemblées, les résolutions, pour être adoptées, devront réunir les deux tiers au moins des voix exprimées.

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V. Supervision - Comptes annuels - Affectation des bénéfices

Art. 12. Exercice social et Assemblée générale annuelle.

12.1 L’exercice social de la Société commence le premier janvier et se termine le trente et un décembre de chaque année.

12.2 Chaque année, à la fin de l’exercice, l’Actionnaire Commandité dresse le bilan et le compte de résultat de la Société ainsi qu’un inventaire comprenant l’indication de l’actif et du passif de la Société avec une annexe résumant tous les engagements de la Société et les dettes des gérants, membres du conseil de surveillance et commissaires aux comptes de la Société.

12.3 L’assemblée générale annuelle des Actionnaires de la Société se tiendra, conformément au droit luxembourgeois, au Luxembourg, à l’adresse du siége social de la Société ou à tout autre endroit dans la commune du siége social tel que stipulé dans l’avis de convocation, le troisième lundi de juin de chaque année à 10 heures. Si ce jour n’est pas un jour ouvrable bancaire au Luxembourg, l’assemblée générale annuelle se tiendra le jour ouvrable suivant.

12.4 L’assemblée générale annuelle des Actionnaires de la Société peut se tenir à l’étranger, si l’Actionnaire Commandité considère de manière absolue que des circonstances exceptionnelles telles qu’indiquées à l’Article 2.2 des Statuts l’exigent.

Art. 13. Affectation des bénéfices.

13.1 Cinq pour cent (5%) des bénéfices nets annuels de la Société seront affectés à la réserve requise par la loi. Cette affectation cessera d’être exigée dès que la réserve légale aura atteint dix pour cent (10%) du capital social souscrit de la Société tel qu’il est fixé ou tel que celui-ci aura été augmenté ou réduit de temps en temps selon l’article 5 de ces Statuts.

13.2 L’Assemblée Générale décidera de l’affectation du solde des bénéfices nets annuels et décidera de payer des dividendes de temps en temps et à sa propre discrétion aux moments qu’elle jugera opportun au regard des objectifs et de la politique de la Société.

13.3 Les dividendes, si exigibles, seront distribués au moment et au lieu fixés par l’Actionnaire Commandité conformément à la décision de l’assemblée générale des Actionnaires. Les dividendes peuvent être payés en euro ou en toute autre devise choisie par l’Actionnaire Commandité.

13.4 L’Actionnaire Commandité peut décider de payer des acomptes sur dividendes aux conditions et dans les limites fixées par la Loi.

(i) un état comptable ou un inventaire ou un rapport est dressé par l’Actionnaire Commandité;

(ii) il ressort de cet état comptable, inventaire ou rapport que des fonds suffisants sont disponibles pour la distribution, étant entendu que le montant à distribuer ne peut excéder les bénéfices réalisés depuis la fin du dernier exercice social, augmenté des bénéfices reportés et des resérves distribuables mais diminué des pertes reportées et des sommes à allouer à la réserve légale ou statutaire;

(iii) la décision de payer les acomptes sur dividendes est prise par l’Actionnaire Commandité dans les deux (2) mois à compter de la date de l’état comptable;

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VI. Dissolution - Liquidation

14.1 En cas de dissolution de la Société, la liquidation sera effectuée par un ou plusieurs liquidateurs, qui n’ont pas besoin d’être Actionnaires, nommés par une résolution de l’Assemblée Générale qui déterminera leurs pouvoirs et leur rémunération. Sauf disposition contraire prévue par la Loi ou la décision de l’Assemblée Générale, les liquidateurs seront investis des pouvoirs les plus étendus pour la réalisation des actifs et du paiement des dettes de la Société.

14.2 Le boni de liquidation résultant de la réalisation des actifs et après paiement des dettes de la Société sera distribué aux Actionnaires proportionnellement au nombre d’Actions détenues par chaque Actionnaire dans la Société.

VI. Disposition générale

15.1 Les convocations et communications, respectivement les renonciations à celles-ci, sont établies par écrit, télégramme, téléfax, e-mail ou tout autre moyen de communication électronique.

15.2.	Les procurations sont données par tout moyen mentionné ci-dessus.

15.3. Les signatures peuvent être sous forme manuscrite ou électronique, à condition de satisfaire aux conditions légales pour être assimilées à des signatures manuscrites. Les signatures des résolutions circulaires des gérants, des résolutions adoptées par le conseil de gérance par téléphone ou visioconférence et des résolutions circulaires des associés, selon le cas, sont apposées sur un original ou sur plusieurs copies du même document, qui ensemble, constituent un seul et unique document.

15.4. Pour tous les points non expressément prévus par les Statuts, il est fait référence à la loi et, sous réserve des dispositions légales d’ordre public, à tout accord conclu de temps à autre entre les Actionnaires.

POUR STATUTS CONFORMES

Esch/Alzette, le 19 août 2013

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